Exhibit 99.1

NEWS RELEASE Contact: Robinson Hicks Phone number: 617-969-9192 Email: globalscape@corporateink.com

Globalscape® Executive Recognized for Channel Innovation

Matt Goulet Named One of CRN’s 2014 Channel Chiefs

SAN ANTONIO, TX, March 4, 2014 – GlobalSCAPE, Inc. (NYSE MKT: GSB), a developer of secure information exchange solutions, announced today that Matt Goulet, vice president of sales and marketing, has been named one of CRN’s 2014 Channel Chiefs.

This prestigious list of the most powerful leaders in the IT channel recognizes those executives directly responsible for driving channel sales and growth within their organization, while evangelizing the importance of the channel throughout the entire IT Industry.

“Matt’s sales leadership, industry experience and channel knowledge are proving invaluable to our organization,” said James Bindseil, president and CEO of Globalscape. “Under Matt’s direction, we expect the channel to be an instrumental driver of growth in 2014 and beyond.”

Goulet, who has more than 16 years of experience in the security, networking and storage industries, recently helped Globalscape forge a new channel partnership with Ingram Micro, the world’s largest wholesale technology distributor.  The agreement makes Globalscape the only managed file transfer solution available through Ingram Micro, and positions Globalscape to further capitalize on growing demand for secure file sharing technology.

CRN Channel Chiefs were selected by the CRN editorial team based on channel experience, program innovations, channel-driven revenue, and public support for the importance of IT channel sales.

About Globalscape
San Antonio, Texas-based Globalscape, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments and small businesses. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

About The Channel Company
The Channel Company is the channel community's trusted authority for growth and innovation, with established brands including CRN, XChange Events, IPED, and SharedVue. For more than three decades, we have leveraged our proven and leading-edge platforms to deliver prescriptive sales and marketing solutions for the technology channel. The Channel Company provides Communication, Recruitment, Engagement, Enablement, Demand Generation and Intelligence services to drive technology partnerships. Learn more at www.thechannelcompany.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2012 calendar year, filed with the Securities and Exchange Commission on March 28, 2013.